Exhibit 99.1

FOR IMMEDIATE RELEASE

UNITED INSURANCE HOLDINGS CORP. REPORTS FINANCIAL RESULTS
FOR ITS FIRST QUARTER ENDED MARCH 31, 2020

Company to Host Quarterly Conference Call at 9:00 A.M. ET on May 7, 2020
The information in this press release should be read in conjunction with an investor presentation that is available on our website at investors.upcinsurance.com/Presentations.

St. Petersburg, FL - May 6, 2020: United Insurance Holdings Corp. (Nasdaq: UIHC) (UPC Insurance or the Company), a property and casualty insurance holding company, today reported its financial results for the first quarter ended March 31, 2020.

($ in thousands, except for per share data)	Three Months Ended
	March 31,
	2020	2019	Change
Gross premiums written	$335,183	$318,559	5.2%
Gross premiums earned	$344,619	$311,813	10.5%
Net premiums earned	$191,596	$180,722	6.0%
Total revenues	$176,304	$202,321	(12.9)%
Earnings before income tax	$(15,804)	$12,333	(228.1)%
Net income (loss) attributable to UIHC	$(12,723)	$9,469	(234.4)%
Net income (loss) available to UIHC common stockholders per diluted share	$(0.30)	$0.22	(236.4)%

Reconciliation of net income (loss) to core income:
Plus: Non-cash amortization of intangible assets	$1,137	$1,998	(43.1)%
Less: Net realized gains (losses) on investment portfolio	$(68)	$181	(137.6)%
Less: Unrealized gains (losses) on equity securities	$(26,456)	$10,173	(360.1)%
Less: Net tax impact(1)	$5,809	$(2,089)	378.1%
Core income (2)	$9,129	$3,202	185.1%
Core income per diluted share(2)	$0.21	$0.07	200.0%

Book value per share	$11.30	$12.52	(9.7)%
(1) In order to reconcile net income (loss) to the core income (loss) measure, we included the tax impact of all adjustments using the 21% corporate federal tax rate.
(2) Core income and core income per diluted share, measures that are not based on GAAP, are reconciled above to net income (loss) and net income (loss) per diluted share, respectively, the most directly comparable GAAP measures. Additional information regarding non-GAAP financial measures presented in this press release can be found in the "Definitions of Non-GAAP Measures" section, below.

"It's nice to get off to a good start in 2020," said John Forney, President & CEO of UPC Insurance. "Our key metrics were significantly improved year-over-year, and the underlying trends across all our business lines are strong. We look forward to the rest of the year."

Return on Equity and Core Return on Equity

The calculations of the Company's return on equity and core return on equity are shown below.

($ in thousands)	Three Months Ended
	March 31,
	2020	2019
Net income (loss) attributable to UIHC	$(12,723)	$9,469
Return on equity based on GAAP net income (loss) attributable to UIHC (1)	(9.7)%	7.1%

Core income	$9,129	$3,202
Core return on equity (1)(2)	7.0%	2.4%
(1) Return on equity for the three months ended March 31, 2020 and 2019 is calculated on an annualized basis by dividing the net income (loss) or core net income (loss) for the period by the average stockholders' equity for the trailing twelve months.
(2) Core return on equity, a measure that is not based on GAAP, is calculated based on core income (loss), which is reconciled on the first page of this press release to net income (loss), the most directly comparable GAAP measure. Additional information regarding non-GAAP financial measures presented in this press release can be found in the "Definitions of Non-GAAP Measures" section, below.

Combined Ratio and Underlying Ratio

The calculations of the Company's combined ratio and underlying combined ratio are shown below.

($ in thousands)	Three Months Ended
	March 31,
	2020	2019	Change
Loss ratio, net(1)	53.7%	57.8%	(4.1	) pts
Expense ratio, net(2)	45.3%	45.9%	(0.6	) pts
Combined ratio (CR)(3)	99.0%	103.7%	(4.7	) pts
Effect of current year catastrophe losses on CR	8.9%	6.5%	2.4	pts
Effect of prior year unfavorable (favorable) development on CR	(0.6)%	3.1%	(3.7	) pts
Underlying combined ratio(4)	90.7%	94.1%	(3.4	) pts
(1) Loss ratio, net is calculated as losses and loss adjustment expenses (LAE), net of losses ceded to reinsurers, relative to net premiums earned.
(2) Expense ratio, net is calculated as the sum of all operating expenses less interest expense relative to net premiums earned.
(3) Combined ratio is the sum of the loss ratio, net and expense ratio, net.
(4) Underlying combined ratio, a measure that is not based on GAAP, is reconciled above to the combined ratio, the most directly comparable GAAP measure. Additional information regarding non-GAAP financial measures presented in this press release can be found in the "Definitions of Non-GAAP Measures" section, below.

Impact of Coronavirus (COVID-19), Financial Status and Outlook

In recent months, there has been an outbreak of a novel strain of COVID-19 in many countries in the world, which was declared a pandemic by the World Health Organization in March 2020. This has resulted in governments worldwide enacting emergency measures to combat the spread of the virus. These measures, which include the implementation of travel bans and restrictions, self-imposed quarantine periods, state and local shelter-in-place orders, business and government shutdowns and social distancing, have caused material disruption to businesses and economies globally. In addition, global equity markets have experienced significant volatility and weakness.

The Company is committed to their employees, agents, customers and shareholders in their resolve to maintain a stable and secure business. The Company has continued to operate at nearly full capacity while taking the necessary steps to ensure the health and safety of their employees through adherence to CDC and local government work guidelines. In addition, the Company has converted to virtual sales processes to enable our agents to continue their activities.

The scope, severity and longevity of any potential business shutdowns or disruptions as a result of the COVID-19 outbreak is highly uncertain and cannot be predicted at this time, as new information may continue to emerge concerning the actions governments may take to contain or mitigate the spread of the virus or address its impact on individuals, businesses and the economy. The Company did not incur material claims or significant disruptions to the business for the three months ended March 31, 2020. At this time, it is not possible to reasonably estimate the extent of the impact of the economic uncertainties on the financial results and conditions of the Company in future periods, but the Company will continue to respond to the COVID-19 pandemic and take reasonable measure to make sure customers continue to be served without interruption.

Quarterly Financial Results

Net loss attributable to the Company for the first quarter of 2020 was $12.7 million, or $0.30 per diluted share, compared to net income of $9.5 million, or $0.22 per diluted share, for the first quarter of 2019. The decrease was primarily due to unrealized losses on equity securities during the first quarter of 2020 compared to unrealized gains in the first quarter of 2019. The unrealized losses on equity securities were driven by the market's reaction to the COVID-19 pandemic. These losses were offset by improvements in the Company's underwriting results.

The Company's total gross written premium increased by $16.6 million, or 5.2%, to $335.2 million for the first quarter of 2020, from $318.6 million for the first quarter of 2019, primarily reflecting organic policy growth in new and renewal business generated in the Gulf and Southeast regions, as well as the impact of rate increases in Florida and the Northeast regions. The breakdown of the quarter-over-quarter changes in both direct written and assumed premiums by region and gross written premium by line of business are shown in the table below.

($ in thousands)	Three Months Ended March 31,
	2020	2019	Change $	Change %
Direct Written and Assumed Premium by Region (1)
Florida	$193,696	$175,626	$18,070	10.3%
Gulf	52,716	47,376	5,340	11.3
Northeast	42,797	41,756	1,041	2.5
Southeast	26,872	25,007	1,865	7.5
Total direct written premium by region	316,081	289,765	26,316	9.1%
Assumed premium (2)	19,102	28,794	(9,692)	(33.7)
Total gross written premium by region	$335,183	$318,559	$16,624	5.2%

Gross Written Premium by Line of Business
Personal property	$224,616	$210,681	$13,935	6.6%
Commercial property	110,567	107,878	2,689	2.5
Total gross written premium by line of business	$335,183	$318,559	$16,624	5.2%
(1) "Gulf" is comprised of Hawaii, Louisiana and Texas; "Northeast" is comprised of Connecticut, Massachusetts, New Jersey, New York and Rhode Island; and "Southeast" is comprised of Georgia, North Carolina and South Carolina.
(2) Assumed premium written for 2020 and 2019 primarily included commercial property business assumed from unaffiliated insurers.

Loss and LAE decreased by $1.7 million, or 1.6%, to $102.8 million for the first quarter of 2020, from $104.5 million for the first quarter of 2019. Loss and LAE expense as a percentage of net earned premiums decreased 4.1 points to 53.7% for the first quarter of 2020, compared to 57.8% for the first quarter of 2019. Excluding catastrophe losses and reserve development, the Company's gross underlying loss and LAE ratio for the first quarter of 2020 would have been 25.2%, a decrease of 2.8 points from 28.0% during the first quarter of 2019.

Policy acquisition costs increased by $3.7 million, or 6.7%, to $58.9 million for the first quarter of 2020, from $55.2 million for the first quarter of 2019. The primary driver of the increase was an increase in agent commission expenses and premium taxes as a result of policy growth which was offset partially by higher ceding commissions earned.

Operating and underwriting expenses decreased by $0.5 million, or 5.0%, to $9.7 million for the first quarter of 2020, from $10.2 million for the first quarter of 2019, primarily due to a decrease in printing and postage expenses which was partially offset by increased expenditures on technology software and services.

General and administrative expenses increased by $0.7 million, or 4.0%, to $18.3 million for the first quarter of 2020, from $17.6 million for the first quarter of 2019, primarily due to an increase in professional services and consulting fees.

Combined Ratio Analysis

The calculations of the Company's loss ratios and underlying loss ratios are shown below.

($ in thousands)	Three Months Ended
	March 31,
	2020	2019	Change
Loss and LAE	$102,837	$104,547	$(1,710)
% of Gross earned premiums	29.8%	33.5%	(3.7	) pts
% of Net earned premiums	53.7%	57.8%	(4.1	) pts
Less:
Current year catastrophe losses	$17,118	$11,657	$5,461
Prior year reserve unfavorable (favorable) development	(1,129)	5,634	(6,763)
Underlying loss and LAE (1)	$86,848	$87,256	$(408)
% of Gross earned premiums	25.2%	28.0%	(2.8	) pts
% of Net earned premiums	45.4%	48.3%	(2.9	) pts
(1) Underlying loss and LAE is a non-GAAP financial measure and is reconciled above to loss and LAE, the most directly comparable GAAP measure. Additional information regarding non-GAAP financial measures presented in this press release can be found in the "Definitions of Non-GAAP Measures" section, below.

The calculations of the Company's expense ratios are shown below.

($ in thousands)	Three Months Ended
	March 31,
	2020	2019	Change
Policy acquisition costs	$58,875	$55,246	$3,629
Operating and underwriting	9,704	10,211	(507)
General and administrative	18,301	17,581	720
Total Operating Expenses	$86,880	$83,038	$3,842
% of Gross earned premiums	25.2%	26.6%	(1.4	) pts
% of Net earned premiums	45.3%	45.9%	(0.6	) pts

Reinsurance Costs as a Percentage of Earned Premium

Reinsurance costs in the first quarter of 2020 and 2019 were as follows:

	2020	2019
Non-at-Risk	(2.6)%	(2.4)%
Quota Share	(12.4)%	(7.5)%
All Other	(29.4)%	(32.2)%
Total Ceding Ratio	(44.4)%	(42.1)%

The increase in this ratio was driven by the Company's quota share agreement that was renewed on June 1, 2019. During the first quarter of 2019, the quota share agreement only covered the Company's subsidiary United Property & Casualty Insurance Company at a ceding percentage of 20.0%. At the time of renewal, the Company modified the terms of its quota share agreement to add its subsidiary, Family Security Insurance Company, Inc. and to increase the ceding percentage to 22.5%. This rate was effective through the first quarter of 2020.

Investment Portfolio Highlights

The Company's cash, restricted cash and investment holdings remained consistent at $1.3 billion at each of March 31, 2020 and December 31, 2019. UPC Insurance's cash and investment holdings consist of investments in U.S. government and agency securities, corporate debt and 100% investment grade money market instruments. Fixed maturities represented approximately 87.8% of total investments at March 31, 2020, compared to 87.5% at December 31, 2019. At March 31, 2020 our fixed maturity investments had a modified duration of 3.5 years, compared to 3.4 years at December 31, 2019.

Book Value Analysis

Book value per share decreased 3.3% from $11.69 at December 31, 2019, to $11.30 at March 31, 2020. Underlying book value per share decreased 2.8% from $11.43 at December 31, 2019 to $11.11 at March 31, 2020. A decrease in the Company's retained earnings as the result of a net loss in the first quarter of 2020 drove the decrease in our book value per share. This was partially offset by positive accumulated other comprehensive income (AOCI). As shown in the table below, removing the effect of AOCI further decreases our book value per share.

($ in thousands, except for share and per share data)	March 31, 2020	December 31, 2019

Book Value per Share
Numerator:
Common stockholders' equity attributable to UIHC	$485,456	$503,138
Denominator:
Total Shares Outstanding	42,943,447	43,028,074
Book Value Per Common Share	$11.30	$11.69

Book Value per Share, Excluding the Impact of Accumulated Other Comprehensive Income (AOCI)
Numerator:
Common stockholders' equity attributable to UIHC	$485,456	$503,138
Less: Accumulated other comprehensive income (loss)	8,493	11,319
Stockholders' Equity, excluding AOCI	$476,963	$491,819
Denominator:
Total Shares Outstanding	42,943,447	43,028,074
Underlying Book Value Per Common Share(1)	$11.11	$11.43
(1) Underlying book value per common share is a non-GAAP financial measure and is reconciled above to book value per common share, the most directly comparable GAAP measure. Additional information regarding non-GAAP financial measures presented in this press release can be found in the "Definitions of Non-GAAP Measures" section, below.

Definitions of Non-GAAP Measures

The Company believes that investors' understanding of UPC Insurance's performance is enhanced by the Company's disclosure of the following non-GAAP measures. The Company's methods for calculating these measures may differ from those used by other companies and therefore comparability may be limited.

Net income excluding the effects of amortization of intangible assets, realized gains (losses) and unrealized gains (losses) on equity securities, net of tax (core income) is a non-GAAP measure which is computed by adding amortization, net of tax, to net income and subtracting realized gains (losses) on the Company's investment portfolio, net of tax, and unrealized gains (losses) on the Company's equity securities, net of tax, from net income. Amortization expense is related to the amortization of intangible assets acquired through mergers and therefore the expense does not arise through normal operations. Investment portfolio gains (losses) and unrealized equity security gains (losses) vary independent of the Company's operations. The Company believes it is useful for investors to evaluate these components separately and in the aggregate when reviewing the Company's performance. The most directly comparable GAAP measure is net income. The core income measure should not be considered a substitute for net income and does not reflect the overall profitability of the Company's business.

Core return on equity is a non-GAAP ratio calculated using non-GAAP measures. It is calculated by dividing the core income for the period by the average stockholders’ equity for the trailing twelve months (or one quarter of such average, in the case of quarterly periods). Core income is an after-tax non-GAAP measure that is calculated by excluding from net income the effect of non-cash amortization of intangible assets, unrealized gains or losses on the Company's equity security investments and net realized gains or losses on the Company's investment portfolio. In the opinion of the Company’s management, core income, core income per share and core return on equity are meaningful indicators to investors of the Company's underwriting and operating results, since the excluded items are not necessarily indicative of operating trends. Internally, the Company’s management uses core income, core income per share and core return on equity to evaluate performance against historical results and establish financial targets on a consolidated basis. The most directly comparable GAAP measure is return on equity. The core return on equity measure should not be considered a substitute for return on equity and does not reflect the overall profitability of the Company's business.

Combined ratio excluding the effects of current year catastrophe losses and prior year reserve development (underlying combined ratio) is a non-GAAP measure, which is computed by subtracting the effect of current year catastrophe losses and prior year development from the combined ratio. The Company believes that this ratio is useful to investors and it is used by management to highlight the trends in the Company's business that may be obscured by current year catastrophe losses and prior year development. Current year catastrophe losses cause the Company's loss trends to vary significantly between periods as a result of their incidence of occurrence and magnitude, and can have a significant impact on the combined ratio. Prior year development is caused by unexpected loss development on historical reserves. The Company believes it is useful for investors to evaluate these components separately and in the aggregate when reviewing the Company's performance. The most directly comparable GAAP measure is the combined ratio. The underlying combined ratio should not be considered as a substitute for the combined ratio and does not reflect the overall profitability of the Company's business.

Net loss and LAE excluding the effects of current year catastrophe losses and prior year reserve development (underlying loss and LAE) is a non-GAAP measure which is computed by subtracting the effect of current year catastrophe losses and prior year reserve development from net loss and LAE. The Company uses underlying loss and LAE figures to analyze the Company's loss trends that may be impacted by current year catastrophe losses and prior year development on the Company's reserves. As discussed previously, these two items can have a significant impact on the Company's loss trends in a given period. The Company believes it is useful for investors to evaluate these components separately and in the aggregate when reviewing the Company's performance. The most directly comparable GAAP measure is net loss and LAE. The underlying loss and LAE measure should not be considered a substitute for net loss and LAE and does not reflect the overall profitability of the Company's business.

Book value per common share, excluding the impact of accumulated other comprehensive income (underlying book value per common share), is a non-GAAP measure which is computed by dividing common stockholders' equity after excluding accumulated other comprehensive income, by total common shares outstanding plus dilutive potential common shares outstanding. The Company uses the trend in book value per common share, excluding the impact of accumulated other comprehensive income, in conjunction with book value per common share to identify and analyze the change in net worth attributable to management efforts between periods. The Company believes the non-GAAP measure is useful to investors because it eliminates the effect of interest rates that can fluctuate significantly from period to period and are generally driven by economic and financial factors which are not influenced by management. Book value per common share is the most directly comparable GAAP measure. Book value per common share, excluding the impact of accumulated other comprehensive income, should not be considered a substitute for book value per common share, and does not reflect the recorded net worth of the Company's business.

Conference Call Details

Date and Time:    May 7, 2020 - 9:00 A.M. ET

Participant Dial-In:    (United States): 877-407-8829
(International): 201-493-6724

Webcast:
To listen to the live webcast, please go to investors.upcinsurance.com (News & Market Data - Event Calendar) and click on the conference call link, or go to: https://event.webcasts.com/starthere.jsp?ei=1303700&tp_key=de158fe008.

An archive of the webcast will be available for a limited period of time thereafter.

Presentation:	The information in this press release should be read in conjunction with an investor presentation that is available on our website at investors.upcinsurance.com/Presentations.

About UPC Insurance

Founded in 1999, UPC Insurance is an insurance holding company that sources, writes and services personal and commercial residential property and casualty insurance policies using a group of wholly owned insurance subsidiaries through a variety of distribution channels. The Company currently writes policies in Connecticut, Florida, Georgia, Hawaii, Louisiana, Massachusetts, New Jersey, New York, North Carolina, Rhode Island, South Carolina and Texas. From its headquarters in St. Petersburg, UPC Insurance's team of dedicated professionals manages a completely integrated insurance company, including sales, underwriting, customer service and claims.

Forward-Looking Statements

Statements made in this press release, or on the conference call identified above, and otherwise, that are not historical facts are “forward-looking statements” that anticipate results based on our estimates, assumptions and plans and are subject to uncertainty. These statements are made subject to the safe-harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements do not relate strictly to historical or current facts and may be identified by their use of words such as “may,” “will,” “expect,” "endeavor," "project," “believe,” "plan," “anticipate,” “intend,” “could,” “would,” “estimate” or “continue” or the negative variations thereof or comparable terminology. We believe these statements are based on reasonable estimates, assumptions and plans. However, if the estimates, assumptions or plans underlying the forward-looking statements prove inaccurate or if other risks or uncertainties arise, actual results could differ materially from those communicated in these forward-looking statements. Factors that could cause actual results to differ materially from those expressed in, or implied by, the forward-looking statements may be found in our filings with the U.S. Securities and Exchange Commission, including the “Risk Factors” section in our most recent Annual Report on Form 10-K and subsequent Quarterly Reports on Form 10-Q. Forward-looking statements speak only as of the date on which they are made, and, except as required by applicable law, we undertake no obligation to update or revise any forward-looking statement.

 ### #### ###

CONTACT:	OR	INVESTOR RELATIONS:
United Insurance Holdings Corp.		The Equity Group
Jessica Strathman		Adam Prior
Director of Financial Reporting		Senior Vice-President
(727) 895-7737 / jstrathman@upcinsurance.com		(212) 836-9606 / aprior@equityny.com

Consolidated Statements of Comprehensive Income (Loss)
In thousands, except share and per share amounts

	Three Months Ended
	March 31,
	2020	2019
REVENUE:
Gross premiums written	$335,183	$318,559
Change in gross unearned premiums	9,436	(6,746)
Gross premiums earned	344,619	311,813
Ceded premiums earned	(153,023)	(131,091)
Net premiums earned	191,596	180,722
Net investment income	6,917	7,295
Net realized investment gains (losses)	(68)	181
Net unrealized gains (losses) on equity securities	(26,456)	10,173
Other revenue	4,315	3,950
Total revenues	$176,304	$202,321
EXPENSES:
Losses and loss adjustment expenses	102,837	104,547
Policy acquisition costs	58,875	55,246
Operating expenses	9,704	10,211
General and administrative expenses	18,301	17,581
Interest expense	2,419	2,409
Total expenses	192,136	189,994
Income (loss) before other income	(15,832)	12,327
Other income	28	6
Income (loss) before income taxes	(15,804)	12,333
Expense (benefit) for income taxes	(3,288)	2,755
Net income (loss)	$(12,516)	$9,578
Less: Net income attributable to noncontrolling interests	207	109
Net income (loss) attributable to UIHC	$(12,723)	$9,469
OTHER COMPREHENSIVE INCOME (LOSS):
Change in net unrealized gains (losses) on investments	(4,110)	14,322
Reclassification adjustment for net realized investment losses (gains)	68	(181)
Income tax benefit (expense) related to items of other comprehensive income	983	(3,459)
Total comprehensive income (loss)	$(15,575)	$20,260
Less: Comprehensive income (loss) attributable to noncontrolling interests	(26)	231
Comprehensive income (loss) attributable to UIHC	$(15,549)	$20,029

Weighted average shares outstanding
Basic	42,805,527	42,696,681
Diluted	42,805,527	42,986,484

Earnings available to UIHC common stockholders per share
Basic	$(0.30)	$0.22
Diluted	$(0.30)	$0.22

Dividends declared per share	$0.06	$0.06

Consolidated Balance Sheets
In thousands, except share amounts

	March 31, 2020	December 31, 2019
ASSETS
Investments, at fair value:
Fixed maturities, available-for-sale	$873,786	$884,861
Equity securities	111,915	116,610
Other investments	9,565	10,252
Total investments	$995,266	$1,011,723
Cash and cash equivalents	218,355	215,469
Restricted cash	64,058	71,588
Accrued investment income	5,478	5,901
Property and equipment, net	34,955	32,728
Premiums receivable, net	90,547	86,568
Reinsurance recoverable on paid and unpaid losses	514,485	550,136
Ceded unearned premiums	179,513	270,034
Goodwill	73,045	73,045
Deferred policy acquisition costs	104,882	104,572
Intangible assets, net	24,941	26,079
Other assets	26,234	19,375
Total Assets	$2,331,759	$2,467,218
LIABILITIES AND STOCKHOLDERS' EQUITY
Liabilities:
Unpaid losses and loss adjustment expenses	$711,042	$760,357
Unearned premiums	664,619	674,055
Reinsurance payable on premiums	112,390	166,131
Payments outstanding	45,029	57,555
Accounts payable and accrued expenses	70,506	78,592
Operating lease liability	2,421	324
Other liabilities	60,959	47,407
Notes payable, net	158,636	158,932
Total Liabilities	$1,825,602	$1,943,353
Commitments and contingencies
Stockholders' Equity:
Preferred stock, $0.0001 par value; 1,000,000 authorized; none issued or outstanding	—	—
Common stock, $0.0001 par value; 50,000,000 shares authorized; 43,053,003 and 43,056,310 issued, respectively; 42,943,447 and 43,028,074 outstanding, respectively	4	4
Additional paid-in capital	392,552	391,852
Treasury shares, at cost; 212,083 shares	(431)	(431)
Accumulated other comprehensive income	8,493	11,319
Retained earnings	84,838	100,394
Total stockholders' equity attributable to UIHC stockholders	$485,456	$503,138
Noncontrolling interests	20,701	20,727
Total Stockholders' Equity	$506,157	$523,865
Total Liabilities and Stockholders' Equity	$2,331,759	$2,467,218